EXHIBIT 3

                          CERTIFICATE OF DETERMINATION
                                       OF
                             EQUITY STOCK, SERIES A
                                       OF
                              PUBLIC STORAGE, INC.
            [As Filed in the Office of the Secretary of State of the
                       State of California June 27, 1997]

          The undersigned,  David Goldberg and Sarah Hass, Senior Vice President
     and  Secretary,   respectively,  of  PUBLIC  STORAGE,  INC.,  a  California
     corporation, do hereby certify:

          FIRST: The Restated Articles of Incorporation of the Corporation authorize the issuance of 200,000,000 shares of stock designated "equity shares," issuable from time to time in one or more series, and authorize the Board of Directors to fix the number of shares constituting any such series, and to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, right and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation rights of any wholly unissued series of such equity shares, and the number of shares constituting any such series.

          SECOND: The Board of Directors of the corporation did duly adopt the resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and providing for the creation of a series of equity shares to be known as Equity Stock, Series A, consisting of 225,000 shares, no shares of such series having been issued.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

          IN WITNESS WHEREOF, the undersigned have executed this certificate this 26th day of June, 1997.


                                    /s/ David Goldberg
                                    ----------------------
                                    David Goldberg
                                    Senior Vice President



                                    /s/ Sarah Hass
                                    ----------------------
                                    Sarah Hass
                                    Secretary

                                    EXHIBIT A

                     RESOLUTION OF THE BOARD OF DIRECTORS OF
                              PUBLIC STORAGE, INC.

                            ESTABLISHING A SERIES OF
                             EQUITY STOCK, SERIES A


     RESOLVED, that pursuant to the authority conferred upon the Board of Directors by Article III of the Restated Articles of Incorporation of this Corporation, there is hereby established a series of the authorized equity shares of this Corporation having a par value of $.01 per share, which series shall be designated "Equity Stock, Series A," and shall consist of 225,000 Shares (in the aggregate, the "Shares," individually, a "Share"), all of which shall have the following rights:

     (a) Dividend Rights.
         ----------------
     (1) Dividends shall be payable in cash on each Share when, as and if declared by the Board of Directors, out of funds legally available therefor, at the rate of ten (10) times the per share dividends on the Common Shares (as hereinafter defined), but not to exceed (i) $4.40 per Share during 1997 and (ii) $8.80 per Share per year for each calendar year beginning with 1998.

     (2) Unless dividends on all outstanding "Senior Shares" (as hereinafter defined) have been or contemporaneously are paid in full for the latest dividend period ending contemporaneously with or prior to the end of the period for which a dividend is to be paid on the Shares, and, to the extent such Senior Shares have cumulative dividend rights, for all prior dividend periods, no dividend or other distribution shall be paid on the Shares for such period.

     (b) Liquidation.
         -----------
     (1) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation,
          (i) The holders of the Shares are not entitled to receive any liquidation in respect of the Shares until the respective liquidation preferences in respect of all Senior Shares, if any, have been paid in full;
          (ii) After the respective liquidation preferences in respect of all Senior Shares, if any, have been paid in full, any participation in the distribution of the assets of the Corporation by the holders of the Shares shall be on a basis that causes the amount paid in respect of each Share to be the lesser of (i) ten (10) times the amount paid in respect of each Common Share or
(ii) $100.00 per Share.
     (2) For purposes of liquidation rights, a reorganization (as defined in Section 181 of the California Corporations Code) or consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

     (c) Redemption. Except as herein specifically provided, the Shares are not redeemable. If the Board of Directors shall, at any time and in good faith, be of the opinion that ownership of securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust under the REIT Provisions of the Internal Revenue Code (as hereinafter defined), then the Board of Directors shall have the power to prevent the transfer of and/or to call for redemption of the Shares, if required, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of the REIT Provisions of the Internal Revenue Code. The redemption price to be paid for each Share, if so called for redemption, on the date fixed for redemption, shall be $100.00 per Share. From and after the date fixed for redemption by the Board of Directors, the holders of the Shares shall cease to be entitled to any distributions, voting rights, and other benefits with respect to the Shares, other than the right to payment of the redemption price determined as aforesaid. "REIT Provisions of the Internal Revenue Code" shall mean Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. In order to exercise the redemption option set forth above, with respect to the Shares, the Corporation shall give notice of redemption to the record holders of the Shares at least 10 days prior to such redemption date, to the addresses of such holders as the same shall appear on the stock transfer records of the Corporation. Such notice shall state (i) the redemption date and (ii) the place or places where the certificates for the Shares are to be surrendered for payment of the redemption price.

          (d) VOTING RIGHTS. The record owners of the Shares shall not have any voting power either general or special, except as required by California law.

          (e) CONVERSION. The Shares shall not be convertible into shares of any other class or series of capital stock of the Corporation.

          (f) ADJUSTMENTS. If the Corporation shall subdivide or combine its outstanding Common Shares into a greater or smaller number of Common Shares, or shall set a record date for the purpose of entitling the holders of any of its Common Shares to receive a dividend or other distribution payable in Common Shares, then in each case (i) the outstanding Shares shall, as appropriate, (A) be subdivided or combined in the same proportion as the Common Shares are subdivided or combined or (B) receive the same proportionate dividend or distribution payable in Shares as paid or issued with respect to the Common Shares and (ii) the per Share amounts specified herein as the maximum dividends per year, the maximum liquidation distribution and the redemption price (applicable in the limited circumstances in which redemption is permitted) shall be adjusted so that the total of each such amount for all outstanding Shares is the same immediately after, as it was immediately prior to, the subdivision, combination, dividend or distribution.

          (g) FUTURE ISSUANCE. The future issuance of shares of preferred stock, equity stock, or Common Shares shall not require the vote or consent of the holders of the Shares.

          (h) CERTAIN DEFINITIONS.
               (1) "Common Shares" shall mean shares, outstanding as of the date of issuance of the Shares, or issued thereafter, of the Corporation's Common Stock, par value $.10 per share (together with any other shares of capital stock into which such shares shall be reclassified).

               (2) "Senior Shares" shall mean any shares of stock of the Corporation, exclusive of the Shares, the Common Shares and shares of the Corporation's Class B Common Stock, which (i) are outstanding as of the date of issuance of the Shares or (ii) are issued subsequent to the date of issuance of the Shares, on terms which do not provide that they are on a parity with, or junior to, the Shares as to dividends and as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. Senior Shares shall include, but not be limited to, the following series of preferred stock of the Corporation:

               10% Cumulative Preferred Stock, Series A;
               9.20% Cumulative Preferred Stock, Series B;
               Adjustable Rate Preferred Stock, Series C;
               9.50% Cumulative Preferred Stock, Series D;
               10.00% Cumulative Preferred Stock, Series E;
               9.75% Cumulative Preferred Stock, Series F;
               8.875% Cumulative Preferred Stock, Series G;
               8.45% Cumulative Preferred Stock, Series H;
               8.625% Cumulative Preferred Stock, Series I;
               8.25% Convertible Preferred Stock; and
               Convertible Preferred Stock, Series CC.